Exhibit 23.2

CONSENT OF HOLLBERG PROFESSIONAL GROUP, PC

We hereby consent to the reference to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Ciner Resources LP for the fiscal year ended December 31, 2019. We hereby further consent to the use of the information contained in our report to Ciner Wyoming LLC, dated February 20, 2020. We further consent to the incorporation by reference of references to our firm and to our report, dated February 20, 2020, in Ciner Resources LP’s Registration Statement on Form S-8 (No. 333-191598).

/s/ Kurt Hollberg
Hollberg Professional Group, PC
Englewood, Colorado
March 9, 2020